UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[   ] Preliminary Information Statement
[X] Definitive Information Statement
[   ] Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

ISC8 Inc.
(Name of Registrant as Specified In Its Charter)

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151 Kalmus Drive, Suite A-203
Costa Mesa, California 92626
Tel. (714) 444-8753
Fax (866) 806-4085

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF
A MAJORITY OF THE OUTSTANDING VOTING STOCK OF ISC8 INC.

December 23, 2013

Dear ISC8 Stockholder:

The enclosed Information Statement is being distributed to the holders of record of common stock, par value $0.01 per share (“Common Stock”), of ISC8 Inc., a Delaware corporation (the “Company” or “we”) as of the close of business on November 27, 2013 (the “Record Date”) under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to inform our stockholders of action taken by written consent by the holders of a majority of our outstanding voting stock. The enclosed Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporation Law.

The following action was authorized, by written consent, by holders of a majority of our outstanding voting stock on September 10, 2013 and October 31, 2013, respectively (the “Written Consents”):

•
an amendment to the Company’s Certificate of Incorporation (the “Certificate Amendment”) to increase the total number of authorized shares of the Company’s capital stock from 801,000,000 shares to 2,001,000,000 shares, of which 2,000,000,000 will be available for issuance as Common Stock; and

•	an amendment to our 2011 Omnibus Incentive Plan (the "Plan") (the “Plan Amendment”) to increase the number of shares of Common Stock available for issuance under the Plan to 446,500,000 shares.

The Written Consents constitutes the only stockholder approval required under the Delaware General Corporation Law, our Certificate of Incorporation and Bylaws to approve the Certificate Amendment and the Plan Amendment. No consents or proxies are being requested from stockholders, and our Board of Directors is not soliciting your consent or your proxy in connection with these actions. The Certificate Amendment and the Plan Amendment, as approved in the Written Consents, will not become effective until 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

-i-

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent:  The Information Statement is available at: http://www.isc8.com/investors/regulatory-filings. We will furnish a copy of this Information Statement, without charge, to any stockholder upon written request to the following address: 151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626, Attention: Chief Financial Officer.

By order of the Board of Directors.

/s/ Bill Joll
Bill Joll
Chief Executive Officer and President

-ii-

151 Kalmus Drive, Suite A-203
Costa Mesa, California 92626
Tel. (714) 444-8753
Fax (866) 806-4085
_____________________________________________________________________________________________

INFORMATION STATEMENT
_____________________________________________________________________________________________

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

INTRODUCTION

This Information Statement advises stockholders of ISC8 Inc. (the "Company") of:

•
an amendment to the Company’s Certificate of Incorporation (the “Certificate Amendment”) to increase the total number of authorized shares of the Company’s capital stock from 801,000,000 shares to 2,001,000,000 shares, of which 2,000,000,000 will be available for issuance as common stock, par value $0.01 per share (“Common Stock”); and

•	an amendment to our 2011 Omnibus Incentive Plan (the "Plan")(the “Plan Amendment”) to increase the number of shares of Common Stock available for issuance under the Plan to 446,500,000 shares.

Our Board of Directors approved the Certificate Amendment on August 26, 2013, and the Plan Amendment on October 21, 2013 (the Plan Amendment and Certificate Amendment collectively referred to herein as the “Amendments”). The Amendments were subsequently approved, by written consent, by holders of a majority of our outstanding voting stock on September 10, 2013 and October 31, 2013, respectively (the “Written Consents”). Copies of the substantive text of the Certificate Amendment and the Plan Amendment are attached to this Information Statement as Exhibit A and Exhibit B, respectively.

The Amendments will not become effective until 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof. While the Plan Amendment will automatically become effective on this date, the Certificate Amendment will only become effective upon the filing of the Certificate Amendment with the Delaware Secretary of State, which filing will occur no less than 20 days after the date of the mailing of this Information Statement to our stockholders.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Delaware General Corporation Law and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. As only the holders of Common Stock are entitled to vote on such matters, approval of the Amendments required the approval of a majority of the issued and outstanding shares of Common Stock. On the Record Date, the Company had 231,536,630 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share. The Written Consents were subsequently executed by holders of approximately 53.36% of our issued and outstanding Common Stock.

We have obtained all necessary corporate approvals in connection with the Amendments. We are not seeking written consents from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising stockholders of the action approved by the Written Consents and giving stockholders notice of the Amendments as required by the Delaware General Corporation Law and the Exchange Act.

As the Amendments were approved by the Written Consents, there will be no stockholders’ meeting, and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

General

The Company’s authorized capital stock currently consists of 800,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of November 27, 2013, there were: (i) 231,536,630 outstanding shares of Common Stock; (ii) 866 outstanding shares of Series B Convertible Cumulative Preferred Stock (“Series B Preferred”), convertible into approximately 1,732,000 shares of Common Stock; (iii) 414 outstanding shares of Series D Convertible Preferred Stock (“Series D Preferred”), convertible into 98,571,000 shares of Common Stock; (iv) vested options to purchase approximately 47,748,928 shares of Common Stock; (v) outstanding warrants to purchase approximately 71,055,000 shares of Common Stock; and (vi) outstanding promissory notes, convertible into approximately 667,660,000 shares of Common Stock. As a result, there are approximately 1.12 billion shares issued and outstanding, assuming conversion and exercise of all outstanding derivative securities.

Common Stock

As of November 27, 2013, there were 231,536,630 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future without further stockholder approval.

Preferred Stock

The Board is currently authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

As of November 27, 2013, only 866 shares of Series B Preferred were outstanding, 414 shares of Series D Preferred were outstanding, and no other series or classes of Preferred Stock were issued and outstanding.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

Purpose of and Rationale for the Amendment

Our authorized capital currently consists of 801,000,000 shares, of which 800,000,000 shares may be issued as Common Stock. In addition to shares of Common Stock issued and outstanding, we are required to reserve sufficient shares of Common Stock for issuance upon conversion or exercise of our outstanding convertible securities.

During October 2013, we consummated certain transactions intended to simplify our existing capital structure and provide us with long-term working capital to fund our operating costs and current business plan. On October 30, 2013, we filed the Certificate of Designations of Rights, Preferences, Privileges and Limitations of the Series D Convertible Preferred Stock (“Series D Certificate of Designation”) with the Delaware Secretary of State in order to designate 4,000 shares of our Preferred Stock as Series D Preferred. Under the terms and conditions of the Series D Certificate of Designation, the Series D Preferred are convertible into an aggregate total of 952,380,953 shares of Common Stock.

Following the designation of the Series D Preferred, we then offered and sold, to certain accredited investors, 414 shares of Series D Preferred in a private offering (the “Series D Offering”), resulting in gross proceeds of approximately $1,200,000. As additional consideration for participation in the Series D Offering, each share of Series D Preferred sold was accompanied by a one-year warrant to purchase 59,523 shares of our Common Stock for $0.084 per share (the “Warrant Shares”) (the “Warrants”). In total, we issued Warrants to purchase 24,643,000 Warrant Shares during the Series D Offering.

In connection with the Series D Offering, certain holders of our senior convertible debt agreed to roll-over their respective debt, aggregating $22,717,000 principal amount and accrued interest, into shares of Series D Preferred and Warrants on the same terms as offered in the Series D Offering (the “Note Conversion”). Upon execution of definitive documents, the Note Conversion will result in the issuance of an additional 2,200 shares of Series D Preferred, convertible into approximately 523 million shares of Common Stock, and Warrants to purchase approximately 135.0 million Warrant Shares.

Although the Series D Offering provided us with working capital, it obligated the Company to reserve shares of Common Stock in excess of the amount authorized under our Certificate of Incorporation. As of the Record Date, the Company was obligated to reserve the following shares of Common Stock:

•	98,571,000 shares of Common Stock upon conversion of our Series D Preferred issued in connection with the Series D Offering;
•	1,732,000 shares of Common Stock upon conversion of our Series B Preferred Stock;
•	47,748,928 shares of Common Stock reserved for future issuance upon exercise of vested options;
•	71,055,000 shares of Common Stock reserved for future issuance upon exercise of outstanding warrants; and
•	667,660,000 shares of Common Stock reserved for future issuance upon conversion of certain convertible promissory notes issued by the Company.

Thus, as of the Record Date, a total of approximately 1.12 billion shares of our Common Stock were either issued and outstanding or reserved for issuance as described above. Such amount exceeded our authorized Common Stock by approximately 321 million shares. Moreover, the execution of definitive documents to consummate the Note Conversion, and the anti-dilution provisions applicable to outstanding warrants and certain convertible promissory notes may increase the shares of Common Stock we must reserve for issuance in connection with our outstanding derivative securities.

As a result, our Board of Directors and stockholders owning a majority of our Common Stock approved the Certificate Amendment in order to increase our authorized capital stock to 2,001,000,000 shares, and to provide the Company with sufficient authorized but unissued Common Stock to permit conversion and exercise of all of its currently outstanding securities, including the securities issued during the Series D Offering and to be issued upon execution of the Note Conversion. Additionally, this increase will enable us to respond quickly to opportunities to raise capital in public or private offerings. The additional authorized shares may be used for any proper corporate purpose approved by our Board of Directors, subject only to stockholder approval requirements as required by the Delaware General Corporation Law, our Certificate of Incorporation and/or our Bylaws. The availability of additional authorized shares will enable our Board of Directors to act with flexibility to issue shares of Common Stock in connection with future financings, strategic acquisitions, debt restructurings or resolutions, equity compensation and incentives to employees and officers, forward stock splits and other favorable opportunities that may arise to enhance our capital structure.

If, however, we do not file the Certificate Amendment, we will not have sufficient shares of Common Stock to issue upon exercise or conversion of the securities issued in connection with the Series D Offering, or other outstanding derivative securities. Moreover, we will be unable to issue any shares of Common Stock, preventing us from taking advantage of any opportunity for addition working capital that requires the issuance of Common Stock.

We believe that the Certificate Amendment will provide for sufficient shares of Common Stock available for issuance in order to satisfy the Company’s obligations to issue Common Stock, as described herein. Other than as specified above and as permitted or required under outstanding options, warrants and other securities convertible into shares of our Common Stock, the Company has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. No additional action or authorization by the stockholders would be necessary prior to the issuance of any additional shares, unless required by applicable law. We reserve the right to seek a further increase in authorized shares, from time to time in the future as appropriate.

Effect on Outstanding Common Stock

The additional shares of Common Stock authorized by the Certificate Amendment will have the same privileges as the shares of Common Stock currently authorized and issued. Stockholders do not have preemptive rights under our Certificate of Incorporation and will not have such rights with respect to the additional authorized shares of Common Stock. The increase in authorized shares will not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock will continue to have one vote per share on all matters to be voted on by our stockholders, including the election of directors.

The issuance of any additional shares of Common Stock may, depending on the circumstances under which those shares are issued, reduce stockholders' equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of Common Stock of existing stockholders. In addition, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. We expect, however, to receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution.

The Certificate Amendment will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Anti-Takeover Effects

Although the Certificate Amendment is not motivated by anti-takeover concerns and is not considered by our Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in our best interests, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for our Common Stock at a premium over the prevailing market price and may adversely affect the market price of our Common Stock. As a result, increasing the authorized number of shares of our Common Stock could render more difficult and less likely a hostile takeover, tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management. We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of our Common Stock.

AMENDMENT TO OUR 2011 OMNIBUS INCENTIVE PLAN

General

            Our 2011 Omnibus Incentive Plan (the “Plan”) was adopted by the Board of Directors on January 12, 2011, and authorized a total of 46.5 million shares of our Common Stock for issuance thereunder.  As of November 25, 2013, options to purchase 47,748,928 shares of Common Stock of the 46.5 million authorized shares of Common Stock were vested and exercisable. Accordingly, on September 16, 2013, the Board of Directors approved an amendment to the Plan to increase the number of shares available for issuance to 446.5 million shares of Common Stock (the “Plan Amendment”). Below is a description of the Plan, the contents of which is qualified in its entirety by the full text of the Plan, as amended, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2011.

2011 Omnibus Incentive Plan

Purpose.  The Plan is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to our long-term growth and financial success. Accordingly, our officers and other employees, non-employee directors and other consultants and advisors have the opportunity to acquire a meaningful equity interest in the Company through their participation in the Plan.

Administration.  Both our Board of Directors and our Compensation Committee have the authority to administer the Plan. The Board may at any time appoint a secondary committee comprised of two or more directors to have concurrent authority to make grants and issuances of any equity-based instruments permissible under the Plan, provided that such secondary committee will not have authority to make grants to executive officers and non-employee directors or in a manner that would cause the Plan not to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The committee administering the Plan (the “Committee”) has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Plan. Subject to the provisions of the Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Committee has authority to interpret the Plan, and establish rules and regulations for the administration of the Plan. In addition, the Board may exercise the powers of the Committee at any time.

Eligible Participants.  Any employee, officer, consultant, advisor or director providing services to the Company or any of its affiliates (including our current and future subsidiaries), who is selected by the Committee, is eligible to receive awards under the Plan. As of the Record Date, approximately 36 employees, three executive officers and seven directors were eligible to be selected by the Committee to receive awards under the Plan.

Shares Available For Awards.  Once the Plan Amendment is effective, the aggregate number of shares of Common Stock that may be issued under the Plan will be 446.5 million shares. The shares of Common Stock issuable under the Plan will be drawn from shares of our authorized but unissued Common Stock.

Awards under the Plan may be made as incentive stock options, subject to the provisions of Section 422 or 424 of the Code or any successor provision, or restricted stock and restricted stock units. If the Committee so provides, for purposes of Section 162(m) of the Code, no award recipient may be granted (i) options or SARs (defined below) under the Plan with respect to more than 15,000,000 shares of Common Stock in the aggregate within any fiscal year or (ii) qualified performance based awards which could result in such person receiving more than $1,500,000 in cash or the equivalent fair market value of shares of Common Stock determined at the date of grant for each full or partial fiscal year contained in the performance period of a particular qualified performance based award, subject to certain adjustments as described in more detail below under the heading “Performance Awards.”

Types of Awards and Terms and Conditions.  The Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash, stock or property;

•	dividend equivalents; and

•	other stock grants.

        Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive shares of our Common Stock or other securities or property, or any combination of these, in a single payment or installments. The exercise price per share under any stock option and the grant price of any SAR will be determined by the Committee and may not be less than the fair market value on the date of grant of such option or SAR, or less than 110% of fair market value for incentive stock options granted to holders of more than 10% of our Common Stock. Determinations of fair market value under the Plan will be made in accordance with methods and procedures established by the Committee. The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of our Common Stock.

Stock Options.  The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. We do not receive any payment for the grant of an option. Upon cessation of service, except in the case of “Ordinary Retirement” as defined below, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. “Ordinary Retirement” means the retirement of the optionee on a date upon which, if the optionee is an employee, the sum of the optionee’s age and number of years of employment with the Company and its subsidiaries equals or exceeds eighty-five (85) years or, if the optionee is a non-employee director, the number of years of service with ISC8 and its subsidiaries exceeds five (5) years.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR, as determined by the Committee, paid solely in shares of Common Stock. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the Committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the Committee may determine. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our Common Stock at some future date determined by the Committee. The Committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Committee determines that it would be in the best interest of the Company to waive the remaining restrictions.

Performance Awards.  Performance awards give participants the right to receive payments in stock or property based solely upon the achievement of certain performance goals during a specified performance period. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award is determined by the Committee. From time to time, the Committee may designate an award granted pursuant to the Plan as an award of qualified performance based compensation within the meaning of Section 162(m) of the Code. Such a qualified performance based award must, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective performance goals. The Committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m) of the Code. Performance goals must be based solely on one or more of the following business criteria: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. If the Committee so provides for purposes of Section 162(m) of the Code, no person may be granted under the Plan qualified performance based awards which could result in such person receiving more than $1,500,000 in cash or the equivalent fair market value of shares of Common Stock determined at the date of grant for each full or partial fiscal year contained in the performance period of a particular qualified performance based award, except that if any other qualified performance based awards are outstanding for such person for a given fiscal year, such dollar limitation shall be reduced for each such fiscal year by the amount that could be received by the person under all such qualified performance based awards, divided, for each such qualified performance based award, by the number of full or partial fiscal years contained in the performance period of each such outstanding qualified performance based award (subject to adjustment in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, but only to the extent that such adjustment does not affect the status of any award intended to qualify as “performance based compensation” under Section 162(m) of the Code).

Dividend Equivalents.  The holder of a dividend equivalent will be entitled to receive payments in shares of our Common Stock, other securities or other property equivalent to the amount of cash dividends paid by the Company to its stockholders, with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee.

Stock Awards.  The Committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the Committee and the Plan limitations.

Duration, Termination and Amendment.  Unless earlier discontinued or terminated by our Board of Directors, the Plan will expire on the tenth anniversary of its adoption. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board of Directors and the Committee, pursuant to the delegation of its authority, may amend, alter or discontinue the Plan at any time, although stockholder approval must be obtained for any action that would, absent such approval, (i) violate the rules or regulations of any securities exchange that are applicable to the Company; (ii) cause us to be unable, under the Code, to grant incentive stock options under the Plan; (iii) increase the number of shares authorized under the Plan; (iv) permit the award of options or SARs at a price less than 100% of the fair market value of a share of Common Stock on the date of grant of such option or SAR, or the repricing of options or SARs; or (v) would prevent the grant of options or SARs that would qualify under Section 162(m) of the Code.

Acceleration.  The Committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Transferability of Awards.  Unless otherwise provided by the Committee, awards under the Plan may only be transferred by will or by the laws of descent and distribution.

Delivery of Shares for Tax Obligation.  Under the Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of our Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to the Company to satisfy federal and state income tax obligations.

Certain Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences generally applicable to awards under the Plan.

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. Upon exercising an incentive stock option, the optionee generally will not recognize taxable income (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the recipient of the SAR will recognize ordinary income in an amount equal to the fair market value on the exercise date of any shares of our Common Stock received, and we will receive an income tax deduction in the same amount. If the holder of a non-qualified stock option or SAR is our employee, then any ordinary income recognized upon exercise generally will be subject to income tax and payroll tax withholding.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs.  As to other awards granted under the Plan that are payable in either cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Plan.

Application of Section 16.  Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Deductibility of Executive Compensation Under Code Section 162(m).  Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s other four most highly compensated executive officers. However, “qualified performance-based qualified compensation” is not subject to the $1,000,000 deduction limit. In general, to qualify as performance-based compensation, the following requirements need to be satisfied: (1) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (2) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum bonus amount which may be paid to any participant pursuant with respect to any performance period, must be approved by a majority of our stockholders and (3) the Committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation.

The Plan has been designed to permit grants of stock options and SARs issued under the Plan to qualify under the performance-based compensation rules so that income attributable to the exercise of a non-qualified stock option or a SAR may be exempt from $1,000,000 deduction limit. Grants of other awards under the Plan may not so qualify for this exemption. The Plan’s provisions are consistent in form with the performance-based compensation rules, so that if the Committee that grants options or SARs consists exclusively of members of the Board of Directors of the Company who qualify as “outside directors,” and the exercise price (or deemed exercise price, with respect to SARs) is not less than the fair market value of the shares of Common Stock to which such grants relate, the compensation income arising on exercise of those options or SARs should qualify as performance-based compensation which is deductible even if that income would be in excess of the otherwise applicable limits on deductible compensation income under Code Section 162(m).

Importance of Consulting a Tax Advisor.  The information set forth above is a summary only and does not purport to be a complete description of all tax considerations applicable to an award under the Plan. In addition, this information is based upon current federal income tax rules, and, therefore, is subject to change if and when those rules change. Moreover, because the tax consequences to any recipient may depend on his, her or its particular situation, each recipient should consult his or her own tax advisor as to the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of our Common Stock acquired as a result of an award.

Option Exchange Program and Plan Benefits

On October 21, 2013, our Board of Directors approved an option exchange program, wherein recipients of awards under the Plan, and our 2003 Stock Incentive Plan (the “2003 Plan”), 2006 Omnibus Incentive Plan (the “2006 Plan”), 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) were given the opportunity to exchange previously issued, out-of-the money options (“Old Options”) for a new 10-year option to purchase shares of Common Stock for $0.042 per share (“New Options”) (the “Option Exchange Program”); provided, however, that no Common Stock may be issued pursuant to the New Options until the Plan Amendment is effective. The number of shares of Common Stock underlying the New Options were based on the value of the Old Options prior to the Exchange.

As a result of the Option Exchange Program, all currently issued and outstanding stock options are governed by the Plan. The following table sets forth information with respect to outstanding stock options awarded pursuant to the Plan, and currently held by each of the Company's executive officers, the Company's directors (excluding any executive officer that is also a director) and the Company's employees (excluding the Company's executive officers).

Stock Options Granted Pursuant to the 2011 Omnibus Incentive Plan
Name and Position	Number of Securities to be Issued Upon Exercise of Outstanding Options (2)		Weighted Average Exercise Price of Stock Options

Bill Joll	43,411,313		$0.042
Chief Executive Officer

John Vong	10,852,828		$0.042
Chief Financial Officer

Scott Millis	10,852,828		$0.042
Chief Security Strategy Officer

Total- Executive Officers	65,116,969

Directors, as a group (1)	5,500,000		$0.042

Employees, as a group (1)	78,491,468		$0.042

Total	149,108,437	(2)

(1)	Excludes the Company’s executive officers.
(2)
Any shares underlying New Options are not issuable until the Plan Amendment is effective. At that time, one-third of shares underlying New Options will vest, with the remaining two-thirds vesting in equal monthly installments over the next two years.

Moving forward, the Committee, in its sole discretion, will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants once the Plan Amendment is effective.

DISSENTER’S RIGHTS

Under the Delaware General Corporation Law, holders of our capital stock are not entitled to dissenter’s rights of appraisal with respect to the proposed amendment to our Certificate of Incorporation and the adoption of the Amendments.

DISTRIBUTION AND COSTS

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 27, 2013, we had two classes of voting stock outstanding: (i) Common Stock; and (ii) the Series D Preferred. The following tables sets forth information regarding shares of Series D Preferred and Common Stock beneficially owned as of November 27, 2013 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series D Preferred and Common Stock.  Percent ownership is calculated based on 414 shares of Series D Preferred and 231,536,630 shares Common Stock outstanding at November 27, 2013.

Beneficial Ownership of the Series D Preferred
Name (1)	Series D Convertible Preferred Stock(2)(3)	% Ownership of Class
RS Investment Management	30	7.25%
Slamet Santoso Gondokusumo	50	12.08%
McKinley Investment, Inc.	118	28.28%
Granite Point Capital Master Fund LP	40	9.66%
Costa Brava Partnership III LP (4)	100	24.15%

(1)	Each of the Company’s officers and directors were excluded from this table, as none of our officers or directors hold shares of Series D Preferred.
(2)
Subject to the limitations in the Certificate of Designation, each share of Series D Preferred is convertible into that number of shares of Common Stock equal to the Stated Value, divided by the Conversion Price, as defined in the Certificate of Designation. As of November 27, 2013, the Conversion Price was $0.042.

(3)
Each share of Series D Preferred votes, on an as converted basis, along with the Common Stock. The Certificate of Designation contains a provision preventing the conversion of shares of Series D if, as a result of such exercise, the holder would beneficially own, together with all other shares of Common Stock beneficially owned by such holder, in excess of 4.99% of the Company's Common Stock issued and outstanding.

(4)
Seth W. Hamot is the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava Partnership III LP. The securities reported are directly owned by Costa Brava Partnership III LP, but may be deemed to be indirectly beneficially owned by Roark, Rearden & Hamot, LLC and Mr. Hamot. Mr. Hamot has sole voting control and investment power of these shares of Common Stock. While Mr. Hamot and Roark, Rearden & Hamot, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by Costa Brava Partnership III LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him. Mr. Hamot was a member of the Company’s Board of Directors until his resignation on November 21, 2013.

Beneficial Ownership of our Common Stock

Name	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Beneficial Ownership	Percent of Beneficial Ownership (1)
Bill Joll	16,882,177		14,746,154	(11)(12)(13)	31,628,331	12.73%
John Vong	4,220,544	(3)	14,746,154	(11)(12)(13)	18,966,698	8.05%
Scott Millis	4,220,544	(4)	—		4,220,544	1.79%
Chester P. White	43,773,065	(5)(6)	—		43,773,065	18.88%
Jack Johnson	483,527	(7)	—		483,527	*
Simon Williams	1,159,562	(8)	—		1,159,562	*
Alexander Awan	—		—		—	*
Theodore Lanes	—		—		—	*
All current directors and executive officers as a group (8 persons)	70,739,419		14,746,154	(11)(12)(13)	85,485,573	33.11%
5% Stockholders Not Listed Above:
Costa Brava Partnership III LP	79,832,494	(10)	—		79,832,494	34.48%
Principal Trust Company, TTEE ISC8 Inc. 401(K) and Stock Bonus Plan	—		14,746,154		12,776,081	5.52%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)
Shares owned and percentage ownership attributable to Messrs. Joll and Vong and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of Common Stock held by our Employee Stock Bonus Plan and our Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Messrs. Joll and Vong are members, and by extension the group of all current directors and executive officers which includes Messrs. Joll and Vong, and are thereby deemed to each hold the voting or investment power of all shares of Common Stock held by those Plans.

(2)	All securities over which Mr. Joll has sole voting and investment power are issuable upon exercise of Common Stock options exercisable within sixty days of November 27, 2013.

(3)	All securities over which Mr. Vong has sole voting and investment power are issuable upon exercise of Common Stock options exercisable within sixty days of November 27, 2013.

(4)	All securities reported by Mr. Millis are issuable upon exercise of Common Stock options exercisable within sixty days of November 27, 2013.

(5)
Mr. White is the Managing Member of Griffin Partners LLC, which is the General Partner of The Griffin Fund LP. The securities reported are directly owned by The Griffin Fund LP, but may be deemed to be indirectly beneficially owned by Griffin Partners LLC, and Mr. White. Mr. White has sole voting control and investment power of shares of Common Stock. While Mr. White and Griffin Partners, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by The Griffin Fund LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(6)	Includes 291,667 shares issuable upon exercise of Common Stock options held by Mr. White directly within sixty days of November 27, 2013.

(7)	Includes 291,667 shares issuable upon exercise of Common Stock options within sixty days of November 27, 2013.

(8)	Includes 416,667 shares issuable upon exercise of Common Stock options and 291,667 shares issuable upon exercise of warrant within sixty days of November 27, 2013.

(9)
Includes 26,613,964 shares issuable upon exercise of options and warrants exercisable within sixty days of November 27, 2013, which represents the sum of all such shares issuable upon exercise of options held by all executive officers and directors as a group.

(10)
Seth W. Hamot is the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava Partnership III LP. The securities reported are directly owned by Costa Brava Partnership III LP, but may be deemed to be indirectly beneficially owned by Roark, Rearden & Hamot, LLC and Mr. Hamot. Mr. Hamot has sole voting control and investment power of these shares of Common Stock. While Mr. Hamot and Roark, Rearden & Hamot, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by Costa Brava Partnership III LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him. Mr. Hamot was a member of the Company’s Board of Directors until his resignation on November 21, 2013.

(11)
The named individual is a member of the Administrative Committee and the Deferred Plan Administrative Committee, and has shared voting and investment power over all shares held by our Employee Stock Bonus Plan and Deferred Compensation Plan.

(12)
An Administrative Committee, comprised of Messrs. Joll and Vong during Fiscal 2013, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the ISC8 Inc. 401(k) and Stock Bonus Plan, the Employee Stock Bonus Plan, for the benefit of our employees. The Administrative Committee has voting and investment power over all securities held under such Plan.

(13)
A Deferred Plan Administrative Committee, comprised of Messrs. Joll and Vong during Fiscal 2013, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the ISC8 Inc. Deferred Compensation Plan, for the benefit of our key employees who are participants in such Plan. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such Plan.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above. Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Exhibit A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ISC8 INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

ISC8 Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation to increase the authorized shares of the Corporation’s Common Stock, par value $0.01 per share; and (ii) declaring such amendments to be advisable.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article IV to read as follows:

“The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as “Common Stock”) and Preferred Stock (hereinafter referred to as “Preferred Stock”). The amount of total capital stock of the corporation is 2,001,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, $0.01 par value, and 2,000,000,000 shares of Common Stock, $0.01 par value.”

THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon approved the amendment, by written consent, on September 10, 2013.

FOURTH: That the amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by Bill Joll, its Chief Executive Officer and President, and attested to by John Vong, its Chief Financial Officer, this ____th day of January, 2014.

IRVINE SENSORS CORPORATION

By:	/s/ Bill Joll
Bill Joll
Chief Executive Officer and President

ATTEST:

/s/ John Vong
John Vong
Chief Financial Officer

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Exhibit B

AMENDMENT TO THE
ISC8, INC. 2011 OMNIBUS INCENTIVE PLAN

A.           ISC8, Inc., formerly known as Irvine Sensors Corporation, (the “Company”) maintains the Irvine Sensors Corporation 2011 Omnibus Incentive Plan (the “Plan”) for the benefit of its eligible employees;

B.           In accordance with Section 7 of the Plan, the Company has the right to amend the Plan.

C.           The Company wishes to amend the Plan, effective January ___, 2014 to increase the number of Shares available for issuance under the Plan by adding 400,000,000 Shares to the Plan.

NOW THEREFORE, the Plan is hereby amended as follows:

Section 4(a) of the Plan is hereby amended in its entirety by substituting the following:

Section 4. Shares Available for Awards

(a)           Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 446,000,000.  Shares to be issued under the Plan may be either authorized but unissued Shares or Shares re-acquired and held in treasury.  Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan.  In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.  Notwithstanding the foregoing, (i) the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 446,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision and (ii) the number of Shares available for granting Restricted Stock and Restricted Stock Units shall not exceed 446,000,000, subject to adjustment as provided in Section 4(c) of the Plan.

         IN WITNESS WHEREOF, this Amendment is hereby executed on January ___, 2014.

ISC8, INC. By: /s/ John Vong Its: Chief Financial Officer

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